Exhibit 99.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations Berns Communications Group (212) 994-4660

THE TALBOTS, INC. COMMENTS ON FINANCING ARRANGEMENTS

HINGHAM, Mass., April 16, 2008 – The Talbots, Inc. (NYSE: TLB) today commented on its Form 8-K filed on April 15, 2008 regarding the Company’s credit facilities, to clarify that recent arrangements with its major vendors, along with currently available working capital lines, are expected to be sufficient to fund Talbots working capital needs under its 2008 operating plan.

As reported in the Form 8-K, the Company’s major vendors, which represent approximately 75% of Talbots offshore merchandise purchases, have agreed to “open account” terms with payment in 45 days.  The revised terms extend the settlement period to 45 days from approximately 22 days on letter of credit purchases, which the Company expects will effectively add approximately $40 million to the Company’s 2008 operating cash flow.

Due to the revised payment terms with its major vendors, the Company believes that its financing needs with respect to the remaining smaller vendors, representing a minority of its purchases, have been substantially reduced and can be accommodated with a letter of credit line of approximately $50 million.  In recent years the Company had letter of credit facilities aggregating approximately $300 million; however, by going to “open account” for the majority of merchandise purchases, the need for credit should significantly decrease. The Company believes that approximately $50 million will be sufficient to satisfy the financing needs in purchasing from its smaller vendors. Talbots is in discussion with several financial institutions to supply the $50 million letter of credit and expects resolution of these discussions in the next few weeks.

Additionally, Talbots noted that its currently available working capital lines total $165 million, an amount the Company believes is sufficient to fund the Company’s working capital needs, assuming it achieves its 2008 operating plan.  The Company further noted that adjusting for the $40 million of additional cash flow expected to be provided by the move to “open account,” it currently anticipates that 2008 operating cash flow will be approximately $200 million.  Assuming the Company achieves its 2008 operating plan, it expects to be in compliance with all covenants of its acquisition term loan agreement for fiscal 2008.

Talbots President and Chief Executive Officer, Trudy F. Sullivan, said, “While the credit and financial markets are in a state of considerable flux, we have an alternate plan in place, and have revised most of our vendor relationships to maximize the Company’s financial flexibility and greatly reduce our need for letters of credit. We are confident in the long-term benefits of these actions as we proceed with the execution of our strategic plan.”

The Form 8-K filed on April 15, 2008, reported, among other things, that the Company’s existing $135 million letter of credit facility with HSBC would be reduced in increments and would not be renewed after August 8, 2008.   The Company’s other letter of credit for $130 million was not replaced, the Company reported.

The Talbots, Inc. is a leading international specialty retailer and direct marketer of women’s apparel, shoes and accessories. The Company currently operates a total of 1,422 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,149 stores under the Talbots brand name and 273 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.

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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “guidance,” or similar statements or variations of such terms. All of the information concerning our future credit facilities, future merchandise purchases and terms, future cash needs, and future financial performance constitutes forward-looking information.

Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning our internal plan including our budget for regular-price and markdown selling and operating cash flows for forward periods. All of our forward-looking statements are as of the date of this release only. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct.  Actual results may differ materially from our forward-looking statements.  The Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.

Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such statements in or accompanying this release.

Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the following risks:  the impact of the continued deterioration in the U.S. economic environment, including continued negative impact on consumer discretionary spending, the disruption and significant tightening in the U.S. credit and lending markets, recessionary and inflationary pressures, high energy prices, and declining value of the U.S. dollar; our ability to accurately estimate and forecast future regular-price and markdown selling and operating cash flow; achieving the Company’s sales plan for the year for each of the Talbots and J. Jill brands; achieving the Company’s operating cash flow plan for the year; continued ability to purchase merchandise on open account purchase terms from vendors at expected levels; ability to replace the Company’s letter of credit facilities at levels sufficient to purchase adequate merchandise inventory from any vendors who require letters of credit for purchases; the Company’s ability to obtain any necessary increases in its credit facilities as may be needed from time to time to fund cash needs; the Company’s ability to reduce any cash spending if needed if available credit and cash from operations are not sufficient to fund operating plans, merchandise purchases, capital expenditures and strategic initiatives; successfully executing the Company’s strategic initiatives, including anticipated lower inventory levels, expected operating expense and other cost reductions, the success of the new promotional cadence for the Talbots brand, reduced markdown exposure and improved gross margins, the successful closing of the Talbots Kids and Talbots Mens business concepts and closing of other underperforming stores; and the Company’s ability to continue to satisfy its financial covenants under its existing debt agreements. In each case, actual results may differ materially from such forward-looking information.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.

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